EXHIBIT 10.5

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of the 14th day of September, 2007, between ARE-SAN FRANCISCO NO. 12, LLC, a Delaware limited liability company (“Landlord”), and EXELIXIS, INC., a Delaware corporation (“Tenant”).

Address:	The to be constructed building to be known as 249 East Grand Avenue, South San Francisco, California

Premises:	The third floor and fourth floor of the Building, containing approximately 64,000 rentable square feet and the server room on the first floor of the Building, containing approximately 2,000 rentable square feet, all as shown on Exhibit A, together with the non-exclusive right to use the Common Areas, including, without limitation, the Building’s loading dock. The rentable square footage of the Premises is subject to adjustment as provided for in Section 6 hereof.

Project:	The real property on which the building (the “Building”) in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Commencement Date:	The date upon which Landlord’s Work is Substantially Completed

Base Rent:	$1.75 per rentable square foot per month for months 1 – 12

$3.25 per rentable square foot per month for months 13 – 24

$3.50 per rentable square foot per month for months 25 – 36

The Base Rent described above is subject to adjustment as provided for in this Lease.

Rent Adjustment Percentage: 3% annual increase, commencing on the third anniversary of the Commencement Date.

Rentable Area of Premises: 66,000 sq. ft., subject to adjustment as provided for in Section 6 hereof.

Rentable Area of Building: 129,393 sq. ft., subject to adjustment as provided for in Section 6 hereof.

Rentable Area of Project: 129,393 sq. ft., subject to adjustment as provided for in Section 6 hereof.

Tenant’s Share of the Building: 51%, subject to adjustment as provided for in Section 6 hereof.

Building’s Share of the Project: 100%, being calculated by dividing the Rentable Area of the Building by the Rentable Area of the Project, subject to adjustment as provided for in Section 6 hereof.

Building’s Share of the Project’s Taxes: 25%, subject to adjustment as provided for in Section 6 hereof.

Security Deposit: None

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Target Completion Date: May 17, 2008; provided, however, that the Target Completion Date shall be extended one day for each day after October 15, 2007 that the Construction Drawings (as defined in the Work Letter) have not been approved by both parties and the City of South San Francisco; provided, however, that Landlord has used reasonable diligence in submitting them to Tenant for approval in accordance with its obligations under the Work Letter.

Base Term: Beginning on the Commencement Date and ending 90 months from the first day of the first full month of the Term (as defined in Section 2) hereof

Permitted Use: Office and related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
P.O. BOX 79840	385 E. Colorado Boulevard, Suite 299
Baltimore, MD 21279-0840	Pasadena, CA 91101
Attention: Corporate Secretary

Tenant’s Notice Address:

249 East Grand Avenue

South San Francisco, California 94080

Attention: Chief Financial Officer

With a copy to:

249 East Grand Avenue

South San Francisco, California 94080

Attention: Vice President, Corporate Legal Affairs and Secretary

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[ X ] EXHIBIT A – PREMISES DESCRIPTION	[ X ] EXHIBIT B – DESCRIPTION OF PROJECT
[ X ] EXHIBIT C – WORK LETTER	[ X ] EXHIBIT D – COMMENCEMENT DATE
[ X ] EXHIBIT E – RULES AND REGULATIONS	[ X ] EXHIBIT F – TENANT’S PERSONAL PROPERTY
[ X ] EXHIBIT G – DOG VISITATION POLICY

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof (including, without limitation, the fulfillment of Landlord’s obligation to Deliver the Landlord’s Work Substantially Completed in accordance with the Work Letter attached hereto as Exhibit C), Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use.

2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Completion Date, with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. If Landlord does not Deliver the Premises within 180 days of the Target Completion Date for any reason other than delays caused by Tenant Delays and Force Majeure (as defined in Section 34 below) provided that delays caused by Force Majeure shall not extend the Target Completion Date for more than an additional 90 days, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the

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Work Letter. If Tenant does not elect to void this Lease within 10 business days of the lapse of such 180 day period (as such date may be extended for delays caused by Tenant Delays and Force Majeure as provided for above), such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

The “Commencement Date” shall be the date the Landlord’s Work is Substantially Completed. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and any Extension Term which Tenant may elect pursuant to Section 40.

Except as set forth in the Work Letter and this Lease: (i) Tenant shall accept the Premises in their condition as of the Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof); (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. Upon execution of this Lease, Tenant shall deliver to Landlord an amount equal to $115,500.00, the estimated amount of the first month’s Base Rent. If this Lease is terminated pursuant to its terms prior to Substantial Completion of the Landlord’s Work, the amount so deposited, together with interest at the rate of five percent per year, shall be returned to Tenant within thirty (30) days of such date of such termination. Beginning on the Commencement Date, Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b) Additional Rent. In addition to Base Rent, beginning on the Commencement Date, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of the Building with respect to Operating Expenses (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

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4. Rent Adjustments.

(a) Tenant Improvement Allowance; Reduction in Base Rent. Landlord shall, subject to the terms of the Work Letter, provide a tenant improvement allowance (“TI Allowance”) for the construction of the Tenant Improvements (as defined in the Work Letter) in the Premises of up to $70.00 per rentable square foot of the Premises. Base Rent shall decrease by $0.012 for every $1.00 of TI Allowance that is not expended by Landlord, up to a maximum reduction of $0.12 per rentable square foot per month. For example, if only $60.00 per rentable square foot of the TI Allowance is expended by Landlord, the monthly Base Rent for months 1 though 12 of the Lease would be reduced from $1.75 to $1.63 per rentable square foot per month, the monthly Base Rent for months 13 though 24 of the Lease would be reduced from $3.25 to $3.13 per rentable square foot per month and the monthly Base Rent for months 25 though 36 of the Lease would be reduced from $3.50 to $3.37 per rentable square foot per month. The TI Allowance shall only be available for use by Tenant as part of the construction of the initial Tenant Improvements and, except for the reduction of Base Rent provided for in this Section 4(a), Tenant shall have no right thereafter to use any undisbursed portion thereof.

In addition, Landlord shall, subject to the terms of the Work Letter, provide an additional tenant improvement allowance (“Additional TI Allowance”) for the construction of the Tenant Improvements in the Premises of up to $10.00 per rentable square foot of the Premises. The Additional TI Allowance shall only be available for use by Tenant as part of the construction of the initial Tenant Improvements and Tenant shall have no right thereafter to use any undisbursed portion thereof.

(b) Adjustments Following Substantial Completion of Landlord’s Work. Upon Substantial Completion of the Landlord’s Work, Tenant shall pay to Landlord, as Additional Rent, concurrently with its payment of Base Rent, the following: (i) an amount equal to the amount of the Additional TI Allowance expended by Landlord amortized over the Base Term at a rate of 9% per annum, in equal monthly installments so that the full amount shall be paid on or before the expiration of the Base Term, (ii) an amount equal to the first One Million Three Hundred Thousand Dollars ($1,300,000) (“$1.3M”) of Excess TI Costs (as defined in Section 5(d) of the Work Letter), amortized over the first year of the Base Term at a rate of 9% per annum, in equal monthly installments so that the full amount shall be paid on or before the expiration of the first year of the Base Term; (iii) an amount equal to the difference between the total Excess TI Costs and $1.3M shall be amortized over the Base Term at a rate of 12% per annum, in equal monthly installments so that the full amount shall be paid on or before the expiration of the Base Term; and (iv) in the event that Substantial Completion of Landlord’s Work has been delayed as a result of a Tenant Delay, an amount equal to the Base Rent that would have accrued if the Landlord’s Work had been Substantially Completed on the day it would have been Substantially Completed but for the Tenant Delay, amortized over the Base Term at a rate of 9% per annum, in equal monthly installments so that the full amount shall be paid on or before the expiration of the Base Term (“Tenant Delay Rent”).

(c) Periodic Adjustments. Commencing on the third anniversary of the Commencement Date and on each annual anniversary thereafter (each an “Adjustment Date”), Base Rent shall be increased by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate of Operating Expenses”), which may be revised by Landlord from time to time during such calendar year but not more frequently than quarterly. Beginning on the Commencement Date, during each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Building with respect to the Annual Estimate of Operating Expenses. Payments for any fractional calendar month shall be prorated.

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The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of the Project of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project which are not specific to the Building or any other building located in the Project) (including, without duplication, Building’s Share of Project’s Taxes (as defined in Section 9), capital repairs and improvements amortized over the useful life of such capital items (calculated in accordance with U.S. generally accepted accounting principles (“US GAAP”)), and the costs of Landlord’s third party property manager not to exceed 1% of Base Rent or, if there is no third party property manager, administration rent in the amount of 1.0% of Base Rent, excluding only:

(a) the original design and/or construction costs of the Project and costs of correcting defects in such original design and/or construction or renovation;

(b) capital expenditures for expansion of the Project;

(c) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(d) depreciation of the Project (except for capital improvements, a properly amortized portion of the cost of which is includable in Operating Expenses);

(e) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f) legal and other expenses incurred in the negotiation or enforcement of leases;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h) costs of utilities outside normal business hours sold to tenants of the Project;

(i) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(j) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(k) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(m) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

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(n) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(o) costs of goods and/or services in, for, or to the Project paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in, for, or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p) costs of Landlord’s charitable or political contributions, or of fine art (and insurance therefor) maintained at the Project;

(q) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r) costs incurred in the sale or refinancing of the Project;

(s) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(t) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project;

(u) costs of repairs and other work occasioned by fire, windstorm, or other casualty for which Landlord is reimbursed by insurance or for which Landlord would have been reimbursed by insurance if Landlord failed to maintain the insurance which Landlord is required to maintain under this Lease;

(v) The cost of containing, removing, or otherwise remediating any contamination of the Project (including the underlying land and ground water) by Hazardous Materials where such contamination was not caused by or contributed to by Tenant and/or any Tenant Party;

(w) wages, salaries, or other compensation paid to any executive employees above the grade of building manager;

(x) until such time as Landlord has completed the initial landscaping for all of the real property described on Exhibit B, Landlord shall only be entitled to include as part of Operating Expenses landscaping costs (including, without limitation, the costs of water, utilities, materials and labor) attributable to 25% of the real property described on Exhibit B; and

(y) during any period during which Tenant has contracted with a third party to provide security services to the Building, the costs and expenses, if any, incurred by Landlord in connection with providing overlapping security services; provided, however, that such security services including, without limitation, the scope thereof which are being obtained by Tenant have been reasonably coordinated with any services which Landlord may elect to provide.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of the Building with respect to actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of the Building with respect to actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of the Building with respect to actual Operating

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Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 90 day period, Tenant reasonably and in good faith questions or contests the accuracy of the Annual Statement, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount payable by Tenant, then Tenant shall have the right to have an independent regionally recognized public accounting firm selected by Tenant, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded the amount owed by Tenant for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than the amount owed by Tenant for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review.

Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during any year of the Term, Landlord may adjust Tenant’s Share of the Building with respect to Operating Expenses for such year to be computed as though the Building had been 95% occupied on average during such year.

Landlord may equitably increase Tenant’s Share of the Building for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or that varies with Tenant’s occupancy or use. Base Rent, Tenant’s Share of the Building with respect to Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6. Adjustments of Rentable Area; Share of Operating Expenses and Definitions.

The rentable square footage of the Premises and the Building shall be subject to adjustment by Landlord based upon the Constructions Drawings approved by both parties, using the 1996 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-1996) (the “Measurement Standard”). A copy of the letter or report from Landlord’s architect or engineer setting forth the actual Rentable Area of the Premises and the Building based upon the Construction Drawings approved by both parties (and using the Measurement Standard), together with all documentary support therefor, shall be furnished to Tenant (the “Notice of Re-determination of RSF”). If the actual rentable square footage of the Premises and Building as set forth in the Notice of Re-determination of RSF deviates from the amount specified in the definitions of “Premises”, “Rentable Area of Premises”, “Rentable Area of Building” and “Rentable Area of Project” on page 1 of this Lease, then, this Lease shall be amended so as to (i) reflect the actual rentable square footage as set forth in the Notice of Re-determination of RSF in the definitions of “Premises”, “Rentable Area of Premises”, “Rentable Area of Building” and “Rentable Area of Project”, and (ii)

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appropriately adjust the amount set forth in the definition of “Tenant’s Share of the Building” which was calculated based on the actual rentable square footage of the Premises and the Building as set forth in the Notice of Re-determination of RSF. Tenant’s Share of the Building and the Building’s Share of the Project shall be subject to further adjustment for changes in the physical size of the Premises or the Project.

Landlord and Tenant acknowledge that Landlord intends to develop other buildings at the Project. Upon completion of each new building at the Project, (x) the definition of “Rentable Area of Project” on page 1 of this Lease shall be amended so as to reflect the actual rentable square footage of all of the buildings which have been completed at the Project, and (y) the definitions of “Building’s Share of Project” “Building’s Share of Project Taxes” and on page 1 of this Lease shall also be amended because the same were calculated based on the actual rentable square footage of the Building and the then Rentable Area of Project. Landlord shall provide Tenant with written notice of each such adjustment and the resulting changes to the defined terms “Rentable Area of Project”, “Building’s Share of Project” and “Building’s along with documentary support therefor.

7. Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators which exceeds the structural capacity of the Building. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share of the Building as usually furnished for the Permitted Use.

Tenant and Landlord acknowledge that structural reinforcements may be required in connection with Tenant’s server room and fire proof high density storage rooms. All of the costs related to such structural reinforcements shall be borne by Landlord as part of cost of the Building Shell.

Following Landlord’s Delivery of the Premises to Tenant, Tenant, at its sole expense, shall make any alterations or modifications to the interior or the exterior of the Premises or the Project that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA related to Tenant’s use or occupancy of the Premises. Except as otherwise expressly set forth in this Lease, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and

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disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. As of the Commencement Date, the term “Building Share of Project’s Taxes” shall mean 25%. Upon completion by Landlord of construction of three additional buildings in the Project, the “Building Share of Project’s Taxes” shall be calculated by dividing the Rentable Area of the Building by the total Rentable Area of all completed buildings in the Project. Landlord shall pay, as part of Operating Expenses, all taxes, levies, assessments and governmental charges of any kind (collectively referred to as “Taxes”) imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by, any Governmental Authority, or (v) imposed as a license or other fee on Landlord’s business of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall not include any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s reasonable determination of any excess assessed valuation shall be binding and conclusive, absent error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

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10. Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project pro rata in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, to park in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations. Landlord may dictate specific parking locations for spaces allocated to tenants of the Project, provided that Tenant is treated no less favorably with respect to such designation than any other tenant of the Project. With respect to the parking allocated to Tenant pursuant to this Section 10, if Landlord constructs a parking structure which serves the Project, Landlord shall make the determination of how many of the parking spaces allocated to Tenant shall be surface parking spaces and how many shall be structured parking spaces (after such structure has been constructed, if at all), provided that Tenant is treated no less favorably with respect to such allocation than any other tenant of the Project. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project. As part of Tenant’s share of parking spaces, Tenant be entitled to the use of 2 spaces immediately adjacent to the Building in location designated by Landlord for Tenant’s exclusive use; provided, however, that if Tenant leases the entire Building, then, upon written request to Landlord, Tenant shall be entitled to the use of another 3 spaces immediately adjacent to the Building in location designated by Landlord for Tenant’s exclusive use.

11. Utilities, Services. The hours of operation of the Premises are 6:00 a.m. to 8:00 p.m., Monday through Friday and 8:00 a.m. to 5:00 p.m. on Saturday, legal holidays excepted. During such periods, Landlord shall provide, subject to the terms of this Section 11, water, electricity, heating and cooling (“HVAC”), light, power, telephone, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), refuse and trash collection and janitorial services (collectively, “Utilities”). Upon request, Landlord shall make available at Tenant’s sole cost and expense after hours Utilities. During any period that Tenant is the sole tenant of the Building, Landlord shall provide Tenant with access to the environmental management system so that Tenant may directly control its own after hours Utilities. During any periods that Tenant is not the sole tenant of the Building, Landlord shall use reasonable efforts to attempt to find a solution, reasonably acceptable to both parties, to provide Tenant with the ability to control its own after hours Utilities; provided, however, that Tenant shall pay for all costs incurred by Landlord in connection with implementing such solution. In no event shall Landlord be required to implement any solution which may result in Tenant having the ability to affect in any way any other tenant’s premises in the Building. Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation herein, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Upon Tenant’s request, Landlord shall cause, at Tenant’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent; provided, however, that, if any Essential Services are interrupted as a result of the negligence or willful misconduct of Landlord and Tenant’s use or occupancy of the Premises is substantially impaired thereby for a period of more than 3 consecutive business days after notice from Tenant to Landlord of such impairment, Base Rent and Operating Expenses for the affected portion of the Premises shall be abated during the period of such interruption or failure. As used herein, the term “Essential Services” shall mean the following services: access to the Premises, HVAC service, data transmission systems including, without limitation, the conduit connecting the Premises with Tenant’s other facilities, water, electricity and any other material service without which service Tenant would not be able to conduct its normal operations at the Project, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease or caused the interruption.

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12. Alterations and Tenant’s Property.

(a) Alterations. This Section 12(a) shall govern Alterations (as defined below) that may occur after the Substantial Completion of the Landlord’s Work in accordance with the Work Letter, and shall not be applicable to the Building Shell or Tenant Improvements, the performance of which shall be governed by the Work Letter. Landlord shall, when requested by Tenant in connection with any planned Alterations, provide a set of the “as-built” plans of the Building then in Landlord’s possession to Tenant, in the format reasonably requested by Tenant. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other then by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all general contractors performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to 2% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision; provided, however, that no fee shall charged by Landlord if Landlord is not involved in supervision of the applicable Alteration. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration, if the nature of such Alteration requires such plans.

(b) Removable Installations. Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’ Property to waive any lien Landlord may have

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against any of Tenant’s Property, Landlord shall consent to such waiver utilizing a form approved by Landlord, and Landlord shall be entitled to be paid as administrative rent a fee of $1,000 per occurrence for its time and effort in preparing and negotiating such a waiver of lien.

For purposes of this Lease, (w) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (x) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for with the TI Fund and/or by Landlord, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

13. Landlord’s Repairs. Landlord shall, as an Operating Expense subject to the limitations set forth in Section 5, maintain all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the reasonable judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. If the stoppage of any Essential Service is as a result of the negligence or willful misconduct of Landlord and Tenant’s use or occupancy of the Premises is substantially impaired thereby for a period of more than 3 consecutive business days after notice from Tenant to Landlord of such impairment, Base Rent and Operating Expenses for the affected portion of the Premises shall be abated during the period of such stoppage. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section of which Tenant becomes aware, after which Landlord shall use commercially reasonable efforts to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. Tenant’s Repairs. Except for those portions of the Premises for which Landlord is expressly responsible pursuant to Section 13 hereof, during the Term, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

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15. Mechanic’s Liens. During the Term, Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification. During the Term, Tenant agrees to indemnify and defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, unless caused by the willful misconduct or gross negligence of Landlord. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project or such lesser coverage amount as Landlord may elect provided such coverage amount is not less than 90% of such full replacement cost. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations).

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, and contractors (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 10 days prior written notice shall have been given to Landlord from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess

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over Tenant’s policies). Copies of such policies (if requested by Landlord), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 12 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 5 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless Landlord or Tenant so elect to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant, subject to delays arising from the collection of insurance proceeds, from Force Majeure events; provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 5 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the discovery of such damage or destruction, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

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Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events, all repairs or restoration not required to be done by Landlord.

Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration

Rent shall be abated from the date that the Premises are not usable by Tenant following the damage or destruction until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If at any time during the Term the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of the Building and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 3 days of any such notice.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration of the current coverage.

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(c) Abandonment. Tenant shall abandon the Premises.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 20 days after any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant; provided that if the nature of Tenant’s default pursuant to this Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest; EITF 97-10. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder. Notwithstanding anything to the contrary contained in this Lease, in connection with any Default that may occur prior to Substantial Completion of the Landlord’s Work, under no circumstances shall Tenant be responsible for any amount in excess of eighty nine percent (89%) of the “total project costs” as such phrase is used in Emerging Issues Task Force Issue No. 97-10.

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(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the first business day after the date of Landlord’s notice to Tenant until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i) Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii) Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21(c)(ii) (A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iii) Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet

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or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv) Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, during the Term of the Lease, Landlord may conduct an environmental test of the Premises as generally described in Section 30(c) hereof, at Tenant’s expense; provided, however, that the provisions of this clause (v) shall not apply if the Permitted Use at that time is purely office use.

(vi) Notwithstanding anything to the contrary contained in this Lease, in connection with any Default that may occur prior to Substantial Completion of the Landlord’s Work, under no circumstances shall Tenant be responsible for any amount in excess of eighty nine percent (89%) of the “total project costs” as such phrase is used in Emerging Issues Task Force Issue No. 97-10.

(d) Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default; provided, however, that the provisions of this sentence shall not apply if the Permitted Use is purely office use.

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, other than pursuant to a Permitted Assignment or Permitted Sublease (as defined below), Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability

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company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 25% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22.

(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, other than pursuant to a Permitted Assignment or Permitted Sublease, then at least 15 business days, but not more than 60 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its reasonable discretion; or (iii) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”), unless Tenant withdraws its request for consent within 5 business days following its receipt of Landlord’s notice of its intent to so terminate. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require materially increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (4) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (5) Landlord has received from any prior landlord to the proposed assignee or subtenant a materially negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (6) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (7) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; or (8) the assignment or sublease is prohibited by Landlord’s lender. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with its consideration of any Assignment Notice.

Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required. In addition, Tenant shall have the right to assign this Lease to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the

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purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with US GAAP) of the assignee is not less than the net worth (as determined in accordance with US GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements, (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment, and (iv) Tenant gives written notice to Landlord within thirty (30) days following such assignment (a “Corporate Permitted Assignment”). In addition, Tenant shall have the right, without Landlord’s consent, to sublease, license or otherwise grant the right to occupy a portion of the Premises to any entity with which Tenant is engaged in a joint venture in the ordinary course of Tenant’s business (a “Permitted Sublease”). Any Control Permitted Assignment and Corporate Permitted Assignment are hereinafter collectively referred to as “Permitted Assignments.”

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. The provisions of the clause (ii) shall not apply if the Permitted Use is purely an office use at the time of the proposed assignment or sublease.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees and legal costs (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 30 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

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(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution. Upon request by Tenant, Landlord will similarly execute an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advanced, if any, (ii) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such defaults if any are claimed and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon.

24. Quiet Enjoyment. So long as Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however, that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such

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Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

As of the date of this Lease, there is no existing Mortgage encumbering the Project.

28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party; provided, however, Tenant shall not be responsible for (a) any Hazardous Materials which existed in, on or under the Premises as of the Commencement Date or (b) any Hazardous Materials which migrated from outside of the Premises into the Premises unless the presence of such Hazardous Materials (i) is the result of a breach by Tenant of any of its obligations under this Lease, or (ii) was caused, contributed to or exacerbated by Tenant or any Tenant Party. If the Permitted Use is hereafter amended to include research and development laboratory and there is contamination in the Premises, the burden shall be on Tenant to prove the matters described in clause (a) and/or (b), as the case may be, to Landlord’s reasonable satisfaction. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted.

If the Permitted Use is hereafter amended to include research and development laboratory, then the provisions of this paragraph shall apply. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from Hazardous Materials for which Tenant is responsible under this Lease and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Hazardous Materials as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Hazardous Materials for which Tenant is responsible under this Lease. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties; provided, however, that Landlord instructs such parties to treat the same as confidential.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing

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such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30. Environmental Requirements.

(a) Prohibition/Compliance. Except for Hazardous Materials contained in products customarily used by tenants in de minimis quantities for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Premises or the Project or use, store, handle, treat, generate, manufacture, transport, release or dispose of any Hazardous Materials in, on or from the Premises or the Project without Landlord’s prior written consent which may be withheld in Landlord’s sole discretion. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and shall remove or remediate in a manner satisfactory to Landlord any Hazardous Materials released on or from the Project by Tenant or any Tenant Party. Tenant shall complete and certify disclosure statements as requested by Landlord from time to time relating to Tenant’s use, storage, handling, treatment, generation, manufacture, transportation, release or disposal of Hazardous Materials on or from the Premises, except for Hazardous Materials contained in products customarily used by tenants in de minimis quantities for ordinary cleaning and office purposes. The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(b) Indemnity. During the Term, Tenant agrees to indemnify and defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively,

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“Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable law as are necessary to return the Premises, the Project or any adjacent property to the condition required by applicable law, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project.

(c) Landlord’s Tests. Notwithstanding anything to the contrary contained in this Section 30(c), Tenant shall not be required to pay for the costs of any testing undertaken by Landlord pursuant to this Section 30(c) so long as the Permitted Use is purely office use. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 30, or the environmental condition of the Premises or the Project. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord may have against Tenant.

(d) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

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32. Inspection and Access. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions, provided that such items do not impose any financial or other material burden on Tenant. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

33. Security. Tenant shall have the right, but not the obligation, to contract with a third party to provide security services to the Building. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not obligated to provide any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises, except to the extent caused by the willful misconduct of Landlord, its officers, employees, agents or contractors. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Landlord shall not responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, embargoes, quarantines, unusual weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of Landlord (“Force Majeure”).

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Cornish & Carey, Inc. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall pay commission to Cornish & Carey, Inc. pursuant to a separate written agreement between Cornish & Carey, Inc. and Landlord.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF

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EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

Landlord shall, at Landlord’s sole cost and expense, include Tenant’s name on a non-exclusive basis on a building monument sign (“Monument Sign”) at the Project. Tenant shall be entitled, at Tenant’s sole cost and expense, to install a building sign with Tenant’s name (the “Building Sign”) on the exterior of the Building on either the south or west façade on the fascia of the Building above the highest windows of the Building, in a location approved in writing by Landlord. The Monument Sign and the Building Sign (collectively, “Tenant’s Signs”) including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld provided the same comply with Landlord’s signage program at the Project and applicable Legal Requirements. Tenant shall be solely responsible for all costs, fees, charges, expenses or other sums related to the Building Sign, including without limitation, costs related to manufacture and installation of the Building Sign and compliance with applicable Legal Requirements and Landlord’s signage program at the Project. Tenant shall be solely responsible for the maintenance of all of Building Sign and the removal of the Building Sign at the expiration or earlier termination of this Lease and repair all damage resulting from such removal. The signage rights granted to Tenant pursuant to this Section 38 are personal to Tenant any may not be assigned to any other party without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in

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the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease. In the event that Tenant does not exercise its Expansion Right, Landlord shall have the right to allow one additional tenant to install a sign on the fascia of the Building with such tenant’s name, provided that such tenant leases all of the Expansion Space and, provided further, that such tenant’s building sign is not located on the same facade of the Building as the Tenant’s Building Sign. Tenant acknowledges that it may be necessary, pursuant to applicable Legal Requirements, for Tenant to reduce the size of Tenant’s Building Sign in order for the other tenant to be permitted in accordance with applicable Legal Requirements, to install its sign on the fascia of the Building.

39. Right to Expand.

(a) Expansion in the Project. Tenant shall have the one-time right, exercisable on or before December 31, 2008, to elect to expand the original Premises (the “Expansion Right”) to include all of the remaining approximately 62,393 rentable square feet (as the same may be adjusted based on the results of measurement provided for in Section 6) in the Building (“Expansion Space”) upon the terms and conditions in this Section. If Tenant elects to exercise the Expansion Right, Tenant shall, on or before December 31, 2008, deliver written notice to Landlord of its election to exercise the Expansion Right (“Expansion Exercise Notice”). Tenant acknowledges and agrees that all of the terms and conditions of this Lease shall apply to the leasing of the Expansion Space, except that: (a) the term of the lease with respect to the Expansion Space shall commence upon the Substantial Completion (as defined in the Work Letter) by Landlord of the Tenant Improvements (as defined in the Work Letter) within the Expansion Space (“Expansion Space Tenant Improvements”); (b) Tenant shall continue to pay Base Rent for the original Premises as provided for in this Lease and, in addition thereto, beginning on the date of Substantial Completion of the Expansion Space Tenant Improvements, Tenant shall pay Base Rent for the Expansion Space at the then current monthly Base Rent per rentable square foot payable for the original Premises (as the same is adjusted from time to time pursuant to Section 4(b) and (c) of this Lease), but specifically excluding any applicable reductions applicable to the original Premises provided for in Section 4(a) of this Lease; (c) subject to adjustment based on the results of the measurement provided for in Section 6), Tenant’s Share of the Building with respect to the Expansion Space shall be 49.%; (d) the Expansion Space Tenant Improvements shall be constructed in accordance with the Work Letter except that (i) all references to “Premises” contained in the Work Letter shall be deemed to refer to the Expansion Space, (ii) the parties shall cause the Design Drawings for the Expansion Space shall be finalized no later than 30 days after Tenant’s delivery of the Expansion Exercise Notice to Landlord, (iii) the parties shall cause the Construction Drawings shall be completed and approved by the parties and the City of South San Francisco no later then 90 days after Tenant’s delivery of the Expansion Exercise Notice to Landlord, (iv) Landlord shall, subject to the terms of the Work Letter, provide a tenant improvement allowance (“Expansion Space TI Allowance”) for the construction of the Expansion Space Tenant Improvements of up to $70.00 per rentable square foot of the Expansion Space which amount shall be reduced by the Lobby Cost (as defined in Section 5(a) of the Work Letter), (v) all references to “TI Allowance” contained in the Work Letter shall be deemed to mean the Expansion Space TI Allowance, and (vi) all references to “Landlord’s Work” and Tenant Improvements contained in the Work Letter shall be deemed to refer to only the Expansion Space Tenant Improvements; (e) Tenant shall commence paying Base Rent and Tenant’s Share of the Building with respect to Operating Expenses upon delivery of the Expansion Space to Tenant with the Expansion Space Tenant Improvements Substantially Completed ; and (f) Base Rent for the Expansion Space shall decrease by $0.012 for every $1.00 of Expansion Space TI Allowance that is not disbursed by Landlord for the Expansion Space Tenant Improvements in the same way that Base Rent is to be reduced for the original Premises in accordance with the terms of Section 4(a) up to a maximum reduction of $0.12 per month. Notwithstanding anything to the contrary contained in this Lease, in the event that Substantial Completion of the Expansion Space Tenant Improvements has been delayed as a result of a Tenant Delay, Tenant shall pay to Landlord, within thirty (30) days of demand therefor, an amount equal to the Base Rent that would have accrued in connection with the Expansion Space if the Expansion Space Tenant Improvements had been Substantially Completed on the day they would have been Substantially Completed but for the Tenant Delay.

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(b) Amended Lease. If: (i) Tenant fails to deliver to Landlord an Expansion Exercise Notice on or before December 31, 2008, or (ii) after the expiration of a period of 10 days from the date Landlord delivers to Tenant for execution (in the event that Tenant timely exercised the Expansion Right) an amendment setting forth the terms for the rental of the Expansion Space consistent with the terms of Section 39(a) and including no other additional terms, Tenant fails to execute and deliver to Landlord the amendment, Tenant shall be deemed to have waived its right to lease such Expansion Space.

(c) Exceptions. Notwithstanding the above, the Expansion Right shall not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

(d) Termination. The Expansion Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of such Expansion Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Expansion Space, whether or not such Defaults are cured.

(e) Rights Personal. Expansion Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(f) No Extensions. The period of time within which any Expansion Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Rights.

40. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Rights. Tenant shall, subject to the provisions of this Section 40, have 2 rights (each, an “Extension Right”) to extend the Term of this Lease (each, an “Extension Term”), on the same terms and conditions as this Lease (other than Base Rent). The first Extension Right shall be for 3 years and, if at the end of the first Extension Term Tenant is then leasing the entire Building, Tenant shall have the right to further extend the Term for 10 years. If Tenant is not leasing the entire Building at the end of the first Extension Term, Tenant shall have no right to elect to extend the Term for the Second Extension Term. Tenant shall exercise each Extension Right by giving Landlord written notice of its election to exercise each Extension Right at least 9 months prior, and no earlier than 12 months prior, to the expiration of the Base Term of the Lease or the expiration of the first Extension Term.

Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as of the commencement date of the relevant Extension Term, for comparable space in comparable locations, in projects of comparable quality, in the South San Francisco area, offered for lease upon terms substantially similar to those set forth in this Lease, as agreed upon by Landlord and Tenant or as determined in accordance with the provisions below, but shall in no event be less than the Base Rent payable as of the date immediately preceding the commencement of such Extension Term.

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If, on or before the date which is 180 days prior to the expiration of the Base Term of this Lease, or the expiration of the first Extension Term, as applicable (the “Negotiation Period”), Tenant and Landlord have not agreed upon the Market Rate and the appropriate rent escalations during the applicable Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(b), unless prior to expiration of the Negotiation Period Tenant gives written notice to Landlord that Tenant is withdrawing its election to exercise its Extension Right.

(b) Arbitration.

(i) Within 10 days of Tenant’s deemed election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 30 days after their appointment attempt to agree upon which of the submitted proposals is the closest to the Arbitrator’s opinion of Market Rate. If they agree, then the submitted proposal they agree upon shall be the Market Rate for the Extension Term. If they are unable to do so agree, within 35 days after their appointment the two Arbitrators shall appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent. A majority decision of a panel of three Arbitrators upon which of the submitted proposals is the closest to the arbitrator’s opinion of Market Rate shall determine the Market Rate.

(ii) The decision of the 3 Arbitrator(s) shall be made within 30 days after the appointment of the third Arbitrator. The decision of the single Arbitrator shall be final and binding upon the parties. The joint decision of the two Arbitrators shall be final and binding upon the parties. The majority decision of a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the South San Francisco area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the South San Francisco area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

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(c) Rights Personal. Extension Rights are personal to Tenant and the transfer of any Permitted Assignment and are not assignable to any other party without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(d) Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall not be in effect and Tenant may not exercise any of the Extension Rights:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

(e) No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

(f) Termination. The Extension Rights shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

41. Roof Equipment. Subject to the provisions of this Lease, during the Term, Tenant may, at its sole cost, install, maintain, and from time to time replace antennae on the roof of the Building (collectively, “Roof Equipment”), at no additional rental expense to Tenant (other than reimbursing Landlord for any costs reasonably incurred by Landlord in connection with the exercise by Tenant of any rights granted to Tenant under this Section 41); provided, however, that (i) Tenant shall obtain Landlord’s prior written approval of the proposed size, weight and location of the Roof Equipment and method for fastening the same to the roof, (ii) Tenant shall, at its sole cost, comply with reasonable requirements imposed by Landlord and all Legal Requirements and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) Tenant shall be responsible for paying for any structural upgrades that may be reasonably required by Landlord in connection with the Roof Equipment, and (iv) Tenant shall remove, at its expense, at the expiration or earlier termination of this Lease, any Roof Equipment which Landlord requires to be removed. Landlord shall have the right supervise any roof penetration. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Roof Equipment. The Roof Equipment shall remain the property of Tenant. Landlord shall give Tenant written notice and 30 days to cure such interference before requiring Tenant to remove any Roof Equipment. Tenant shall install, use, maintain and repair the Roof Equipment, and use the access areas, so as not to damage or interfere with the operation of the Building or with the occupancy or activities of any other tenant of the Building. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Roof Equipment. Tenant’s right to use the roof as contemplated in this Section 41 shall be non-exclusive until such time as Tenant leases the entire Building.

42. Generator. Subject to the provisions of this Lease, Tenant may request Landlord to install an emergency generator (a “Generator”) as part of the Tenant Improvements, in a location agreed upon by Landlord and Tenant, and if such Generator is installed as part of the Tenant Improvements and paid for out of the TI Allowance and/or the Additional TI Allowance, the Generator shall be the property of Landlord. As an alternative, during the Term, Tenant may install in a location agreed upon by Landlord and Tenant, maintain, and from time to time replace, a Generator at no additional rental expense to Tenant (other than reimbursing Landlord for any costs reasonably incurred by Landlord in connection with

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the exercise by Tenant of any rights granted to Tenant under this Section 42); provided, however, that (i) Tenant shall, at its sole cost, comply with reasonable requirements imposed by Landlord and all Legal Requirements, (ii) the Generator shall be the property of Tenant and Tenant may remove, and shall remove if Landlord requires the same to be removed, at Tenant’s expense, the Generator at the expiration or earlier termination of this Lease, (iii) Landlord shall have the right supervise the installation of the Generator, and (iv) Tenant shall repair any damage caused by Tenant’s installation, maintenance, replacement, use or removal of the Generator. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Generator.

43. Tenant’s Other Campus.

(a) IT Connection. Tenant has advised Landlord that Tenant desires IT connectivity between the Premises and Tenant’s other premises located on East Grand Avenue (“Campus Premises”) and Landlord has agreed to be responsible, at Landlord’s sole cost and expense, for the initial trenching and backfilling (and any related permits) reasonably required to be performed on the Project and, if the City of South San Francisco (“City”) permits such work, across East Grand Avenue. Tenant shall be responsible, at Tenant’s sole cost and expense, for the conduit required on the Project to achieve Tenant’s IT connectivity, across East Grand Avenue and on the property where the Campus Premises is located. Tenant shall also be responsible, at Tenant’ sole cost and expense, for the trenching and backfilling required to be performed on the property where the Campus Premises is located and any and all other costs in connection with Tenant’s IT connectivity between the Premises and the Campus Premises including, without limitation, the costs of installing, maintaining, repairing, replacing and removing the cabling and any related trenching and backfilling. The obligations of Landlord described in this Section 43(a) are obligations to be performed on or before the Commencement Date and are not continuing obligations of Landlord during the Term; provided that nothing in this Section 43 shall be construed to alter the meaning of the provisions set forth in Section 11 with respect to interruption of Essential Services.

(b) Street Crossing. Landlord has agreed, at Landlord’s sole cost and expense, to pay for or reimburse the City if the City requires reimbursement, as applicable, for reasonable street crossing safety enhancements, reasonably acceptable to Landlord and Tenant, such as bright paints, crossing signage or a flashing monument on East Grand Avenue at the crossing between the Building and the property where the Campus Premises is located. The obligations of Landlord described in this Section 43(b) are obligations to be performed, on or before the Commencement Date and are not continuing obligations of Landlord during the Term.

44. Dog Visitation. Subject to compliance with the Dog Visitation Policy described on Exhibit G attached hereto, Tenant’s employees may bring dogs into the Premises. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising in connection with the rights granted to Tenant’s employees pursuant to this Section 44.

45. Intentionally Deleted.

46. Intentionally Deleted.

47. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

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(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. This Section shall only be applicable during any period in which Tenant is not publicly traded. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements, prepared in accordance with US GAAP, within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, prepared in accordance with US GAAP, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control, except that this Lease shall control over the Rules and Regulations.

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(k) Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

[ Signatures on next page ]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

EXELIXIS, INC., a Delaware corporation

By:	/s/ George Scangos
Its:	President & Chief Executive Officer

LANDLORD:

ARE-SAN FRANCISCO NO. 12, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, its managing member

By:	ARE-QRS CORP., a Maryland corporation, its general partner

By:	/s/ Jennifer Pappas
Its:	SVP- ARE General Counsel

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EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

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EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

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EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER dated September 14, 2007 (this “Work Letter”) is made and entered into by and between ARE-SAN FRANCISCO NO. 12, LLC, a Delaware limited liability company (“Landlord”), and EXELIXIS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated September 14, 2007 (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Frank Karbe, Eric Meuser and Lupe Rivera (any of such individuals acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined), but Landlord shall include in its contracts with Landlord’s contractors a provision requiring them to keep Tenant’s Representatives informed on the progress of the Landlord’s Work and to invite Tenant’s Representatives to all project meetings.

(b) Landlord’s Authorized Representative. Landlord designates Dan Tsang and Greg Gehlen (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the general contractor for the Building Shell shall be Whiting Turner and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; (ii) Dowler Gruman Associates shall be the architect (the “TI Architect”) for the Tenant Improvements, which shall include the lobby of the Building; and (iii) the general contractor for the Tenant Improvements shall be DPR.

(d) Information on Building Shell. Upon the request of Tenant, Landlord shall from time to time provide information about the projected date of completion of the Building Shell.

2. Definitions.

(a) Definition of Building Shell, Tenant Improvements and Landlord’s Work. The term, “Building Shell” shall mean a warm shell including, without limitation, the following: the systems for the foundation, structural steel including any special reinforcement required in connection with Tenant’s server room and/or fire proof condensed storage rooms, curtain wall, roof, roof screen, any structural or system upgrades that Landlord in its sole and absolute discretion elects to make in order to make the Building more readily convertible to use as laboratory space (including without limitation plumbing upgrades), restrooms, elevators and elevator shafts, penthouse structures, mechanical yards, equipment pads, HVAC, mechanical, electrical, plumbing and life safety systems, and related parking and landscaping, and expressly excluding all hard and soft costs for finishes and any other improvement shown on the Construction Drawings that is not required for the issuance of a certificate of occupancy.

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The term “Tenant Improvements” shall mean all improvements to the Project of a fixed and permanent nature as shown on the Construction Drawings approved by both parties (including the lobby of the Building) other than those improvements included within the definition of Building Shell. As used herein, “Landlord’s Work” shall mean collectively the work of construction of (i) a Building Shell and (ii) the Tenant Improvements, including without limitation, the lobby of the Building. Other than its obligation to perform Landlord’s Work, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. If the schematic drawings and outline specifications (the “Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements, including, without limitation, the lobby of the Building, have not been agreed upon by the parties by the date of execution of this Lease, Landlord and Tenant shall respond to one another and the TI Architect with any written objections, questions or comments with regard to the Design Drawings within 2 business days of receipt of any written objections, questions or comments until both parties have approved the Design Drawings.

(c) Working Drawings. Not later than 45 days following the approval of the Design Drawings, Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements, including, without limitation, the lobby of the Building (“Construction Drawings”), which Construction Drawings shall be prepared substantially in accordance with the Design Drawings. Tenant shall be solely responsible for ensuring that the Construction Drawings reflect Tenant’s requirements for the Tenant Improvements, including, without limitation, the lobby of the Building. Tenant shall deliver its written comments on the Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Design Drawings without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the Construction Drawings is consistent with the Design Drawings, Tenant shall approve the Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the Construction Drawings must be completed and approved not later than October 15, 2007, in order for the Landlord’s Work to be Substantially Complete by the Target Completion Date (as defined in the Lease). Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, and (ii) Tenant’s decision will not adversely affect the base Building, structural components of the Building or any Building systems. Any changes to the Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of Landlord’s Work.

(a) Commencement and Permitting. Landlord shall commence and complete the Building Shell in a diligent manner and shall commence construction of the Tenant Improvements, including without limitation, the lobby of the Building upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the Construction Drawings approved by Tenant. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions, at no additional out of pocket cost to Tenant if it relates to the Building Shell and Excess Rent if it relates to the Tenant Improvements and exceeds the TI Allowance and Additional TI Allowance.

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(b) Substantial Completion of Landlord’s Work. On or before the Target Completion Date (subject to Tenant Delays and Force-Majeure Delays), Landlord shall substantially complete, or cause to be substantially completed, Landlord’s Work. The terms “Substantial Completion” or “Substantially Complete” shall mean that Landlord’s Work has been completed in compliance with the Construction Drawings approved by Tenant in accordance with this Work Letter, in compliance with applicable Legal Requirements, in a good and workmanlike manner, in accordance with the TI Permit subject to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Premises, and a temporary certificate of occupancy has been issued. Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(c) Selection of Materials. Where more than one type of material or structure is indicated on the Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s reasonable discretion; provided that they shall be of good quality and new, unless otherwise expressly instructed by the Construction Drawings. As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute subjective discretion, unless otherwise specified in the Construction Drawings.

(d) Delivery of the Premises. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(d), Tenant shall accept the Premises, subject to Landlord’s obligation to complete the punch list items. Tenant’s taking possession and acceptance of the Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed substantially in accordance with the Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days after receipt of written notice from Tenant.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises and Landlord shall cooperate with Tenant in the enforcement of any such warranties. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely out of the TI Fund. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items in good and workmanlike manner in compliance with applicable Legal Requirements promptly after the Commencement Date.

(e) Delay. Except as otherwise provided in the Lease, Delivery of the Premises shall occur, and the Term shall commence, when Landlord’s Work has been Substantially Completed. To the extent that Substantial Completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”), upon Substantial Completion of the Landlord’s Work, Tenant shall pay to Landlord the Tenant Delay Rent in accordance with the provisions of Section 4 of the Lease:

(i) Tenant’s Representative was not available during normal business hours to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

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(ii) Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii) Construction of any Change Requests;

(iv) Tenant’s request for materials, finishes or installations requiring unusually long lead times; provided that Landlord informed Tenant in writing at the time of Tenant’s request that the requested items would require unusually long lead times;

(v) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi) Tenant’s delay in providing information critical to the normal progression of the Project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

(vii) Any other act or omission by Tenant; or

(ix) The Construction Drawings have not been approved by both parties and the City of South San Francisco on or before October 17, 2007, provided that Landlord has used reasonable diligence in submitting them to Tenant for approval in accordance with its obligations under this Work Letter.

If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been Substantially Completed but for such Tenant Delay.

4. Changes. Any changes requested by Tenant to the Tenant Improvements, including without limitation, the lobby of the Building after the delivery and approval by Landlord of the Design Drawings shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request. Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b) Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

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5. Costs.

(a) Budget For Tenant Improvements; Allocation of Lobby Cost. Before the commencement of construction of the Tenant Improvements including, without limitation, the lobby of the Building, Landlord shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements including, without limitation, the lobby of the Building and deliver the breakdown to Tenant for approval, which approval shall not be unreasonably withheld, conditioned or delayed (once approved by Tenant, the “Budget”). The Budget shall be based upon the Construction Drawings approved by Tenant. Notwithstanding anything to the contrary contained herein, 1/2 of the all of the costs in connection with the design and construction of the lobby of the Building (“Lobby Cost”) shall be charged against the TI Allowance and/or Additional TI Allowance and the other 1/2 shall be borne by Landlord; provided, however, that if (i) Tenant elects to lease the Expansion Space, then the remaining half of the Lobby Cost borne by Landlord shall be charged against the Expansion Space TI Allowance, and (ii) if the Lobby Cost, including, without limitation, the costs of the standard of finishes selected by Tenant for the lobby exceeds the cost, on a per square foot basis, that would be incurred in constructing a lobby of the quality and finish comparable to the lobbies located in the buildings at the following addresses: 681 Gateway Boulevard, 901 Gateway Boulevard and 210 East Grand Avenue, South San Francisco (the “Comparable Lobby Cost”), the entire difference in cost between the Lobby Cost and the Comparable Lobby Cost shall be added to the cost of the Landlord’s Work and subject to the Base Rent adjustment provisions of Section 4(b)(ii) of the Lease.

(b) TI Allowance. Landlord shall provide a tenant improvement allowance (the “TI Allowance”) of $70 per rentable square foot of the Premises. The TI Allowance shall be disbursed in accordance with this Work Letter. In addition, Landlord shall provide an additional tenant improvement allowance (the “Additional TI Allowance”) of $10 per rentable square foot of the Premises and the same shall be disbursed in accordance with this Work Letter in the same manner that the TI Allowance is disbursed and, to the extent that any portion of the same is expended, Base Rent shall be adjusted as provided for in Section 4(b) of the Lease.

Except as otherwise provided in Section 4(a) of the Lease, Tenant shall have no right to the use or benefit of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements including the lobby of the Building described in the Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.

Tenant shall have no right to the use or benefit of any portion of the Additional TI Allowance not required for the construction of (i) the Tenant Improvements including the lobby of the Building described in the Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.

(c) Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements including the lobby of the Building, and further including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Design Drawings and the Construction Drawings, all costs set forth in the Budget, including Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d) Excess TI Costs. If the TI Costs incurred by Landlord exceed the TI Allowance and Additional TI Allowance (“Excess TI Costs”), then, following the Substantial Completion of the Landlord’s Work and commencement of the Term, Rent shall be adjusted in accordance with Section 4 of the Lease. During any period in which Excess TI Costs are being incurred by Landlord, Landlord shall present to

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Tenant monthly invoices, together with documentation supporting such invoices, describing in detail the amount of the Excess TI Costs incurred. The TI Allowance, Additional TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Notwithstanding anything to the contrary contained in this Lease, the term Excess TI Costs shall not include costs or expenses incurred as a result of Landlord’s breach of its obligations under this Lease or under Landlord’s contracts with contractors or architects retained to perform Landlord’s Work.

6. Tenant Access.

(a) Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Premises (i) 30 days prior to the Commencement Date to perform any work (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Notwithstanding the foregoing, Tenant shall have no right to enter onto the Premises or the Project unless and until Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating that any insurance reasonably required by Landlord in connection with such pre-commencement access is in full force and effect. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b) No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Premises and the Project until Substantial Completion of Landlord’s Work.

(c) No Acceptance of Premises. The fact that Tenant may, with Landlord’s consent, enter into the Project prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

TENANT:	EXELIXIS, INC.,
a Delaware corporation

By:
Its:

LANDLORD:	ARE-SAN FRANCISCO NO. 12, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, its managing member

By:	ARE-QRS CORP., a Maryland corporation, its general partner

By:
Its:

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EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made this              day of             ,                 , between ARE-SAN FRANCISCO NO. 12, LLC, a Delaware limited liability company (“Landlord”), and EXELIXIS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated                 ,                 (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is                 ,              and the termination date of the Base Term of the Lease shall be midnight on             ,             . In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:	EXELIXIS, INC.,
a Delaware corporation

By:
Its:

LANDLORD:	ARE-SAN FRANCISCO NO. 12, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, its managing member

By:	ARE-QRS CORP., a Maryland corporation, its general partner

By:
Its:

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EXHIBIT E TO LEASE

Rules and Regulations

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises. Tenant may unpack boxes and crates on the loading dock.

2. Other than as expressly permitted by the Lease, or consented to in writing by Landlord, Tenant shall not place any objects, in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project; provided that Tenant may host an outdoor event not more than once per month in locations reasonably acceptable to Landlord and, on the day of the applicable outdoor event, place such objects as are reasonably necessary to permit Tenant to host such event. In no event shall such outdoor events interfere with the use and operation of the Project including, without limitation access and parking for other parties.

3. Except for animals assisting the disabled, or present in compliance with Dog Visitation Policy attached as Exhibit G, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

6. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight or more extended parking of operative vehicles by Tenant’s employees traveling on business, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

7. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

8. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any damage done to the effects of Tenant by the janitors or any other employee or person.

9. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises of which Tenant becomes aware.

10. Tenant shall not permit storage outside the Premises, dumping of waste or refuse, or the placement of any harmful materials in any drainage system or sanitary system in or about the Premises.

11. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

12. No auction, public or private, will be permitted on the Premises or the Project.

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13. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

14. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease; provided that Tenant may host an outdoor event not more than once per month in a location reasonably acceptable to Landlord which involve cooking, and Tenant may use microwave ovens, coffee makers and similar devices typically used in office kitchens. No gaming devices shall be operated in the Premises.

15. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, if any, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

16. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

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EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

None.

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EXHIBIT G TO LEASE

DOG VISITATION POLICY

Purpose

On occasion, an employee of Tenant may need a temporary solution to ensure their dog is appropriately cared for during working hours. This policy does not apply to the use of service animals at work, and appropriate arrangements will be determined in such cases.

Dog Visit Policy

Bringing a dog to work is a privilege and requires complete responsibility on the part of the person bringing the do to work (each, an “Owner”). Owners must recognize that (1) not all employees and/or visitors and/or other occupants of the Project appreciate dogs in the office, and (2) certain employees and/or visitors and/or other occupants of the Project may have intolerance to dogs, such as allergy, fear of, or phobia. Owners are required to follow these rules when bringing a dog to the Project and such other rules as may be implemented by Landlord and/or Tenant from time to time:

Prerequisites for a Dog to be at the Project

•	Properly licensed and vaccinated with proof of such license and vaccination available upon request.

•	Free from contagious illness and internal and external parasites including fleas.

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Exhibits appropriate office behavior: Walks beside you on a leash; reliably housebroken; remains calm when left alone; well socialized to people, places, sounds, and objects; enjoys being around people.

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Does not exhibit inappropriate office behavior (including but not limited to): aggression, growling, barking, chasing, biting, nipping, over-exuberance, dominance, territorialism, running away, having accidents (i.e., urinating indoors), chewing or damaging office furniture or equipment, whining, howling, or otherwise interfering with an employee’s ability to do their work.

Dog Boundaries at Work

•	Dogs must be on a leash or confined to a crate while entering and leaving the Building.

•	Dogs must not be in or near the laboratories, employee cafeteria, break rooms, bathrooms, or conference rooms.

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Dogs must not be taken to relieve themselves near entrances to buildings, and dog owners are responsible for removing any waste generated at the Project. Owners must take dogs to grassy, dirt or gravel areas behind buildings, followed by the immediate clean-up and disposal of the waste.

Expectations of Dog Owners

•	Owners must supervise their dogs at all times, or appoint a willing and able watcher.

•	Owners must clean up after their dogs and bring supplies such as pet waste bags.

•	Owners should maintain adequate liability insurance coverage against dog mishaps and take full responsibility.